Exhibit 23.4

      CONSENT OF FINANCIAL INSTITUTE OF GREEN FUTURES

The Board of Directors
BRS Group Inc.

We consent to the use in the Prospectus constituting a part of this registration statement of our research report dated October 26, 2010, relating to the business and industry information, data and analysis contained in our report issued to BRS Group Inc.

Company Name

By:	/s/ Shengli SONG
Financial Institute of Green Futures
Name: Shengli SONG
Title: General Manager, Financial Institute of Green Futures, Tianjin Branch
Date: October 26, 2010